Exhibit 99.1

GAP INC. REPORTS THIRD QUARTER RESULTS

Year-over-year net sales were flat, reflecting a meaningful improvement versus the prior quarter, including a 5% rise in comparable sales, and a 61% increase in online sales

Acquired 3.4 million new customers through our online channel, representing over 145% growth in new online customer acquisition year-over-year

Ended the quarter with $2.6 billion in cash, cash equivalents, and short-term investments versus $1.1 billion in the year-ago quarter

SAN FRANCISCO – November 24, 2020 – Gap Inc. (NYSE: GPS), a collection of purpose-led lifestyle brands including Old Navy, Gap, Banana Republic and Athleta, reported its financial results for the third quarter of fiscal year 2020, ending October 31. Gap Inc. is the largest specialty apparel company and the second largest apparel e-commerce business in the U.S.

Gap Inc. third quarter results reflected flat sales versus last year, supported by 5% growth in comparable sales which was driven by a 61% increase in online sales. Net sales were impacted by the company’s ongoing strategy to close unprofitable stores. Gross margin increased 160 basis points versus last year, to 40.6%.

For the quarter, Gap Inc. delivered $0.25 earnings per diluted share, reflecting gross margin improvement versus the prior year, partially offset by higher operating expenses, including a significant increase in marketing support across all brands.

“Our third quarter results reflect our Power Plan 2023 in action — specifically the strength of our online business, which comprised 40% of sales, and our commitment to meeting the shopping preferences of our customers through our leading omni platform,” said Sonia Syngal, Chief Executive Officer, Gap Inc. “With our teams focused on sales growth and returning to profitability, we’ve made investments in demand generation that are driving engagement, particularly in this dislocated market as customers are looking to trusted brands to provide easy and safe shopping options.”

Third Quarter Fiscal Year 2020 Results
Net sales were flat year-over-year, reflecting a 61% increase in online sales, offset by a 20% decline in store sales. Notably, 40% of the company’s sales were online in the third quarter. As noted during the company’s Investor Meeting, held in October 2020, the company aspires to achieve 50% of its sales from online by the end of 2023.

Third quarter fiscal year 2020 comparable sales were up 5%, driven by the strength of Gap Inc.’s scaled e-commerce business, which added over 3.4 million new customers during the quarter. The comparable sales calculation reflects online sales and comparable sales days in stores that were open.

Net sales and comparable sales by brand for the third quarter 2020 compared to the third quarter 2019 were as follows:

•Old Navy Global: Net sales increased 15%, with comparable sales up 17%. Old Navy continued to experience meaningful acceleration in its online business as strong customer response to product was further bolstered by compelling and relevant digital marketing investment. During the quarter, active offerings grew over 55%. Notably, Old Navy’s U.S. Kids & Baby apparel business added meaningful market share to become the #1 brand in that segment.1

Additionally, the brand’s off-mall and strip real estate locations, which make up approximately 75% of the brand’s fleet, continue to be an advantage, supporting not only in-store sales but customers’ omni purchases, through curbside and buy-online-pickup-in-store (BOPIS).

•Gap Global: Net sales were down 14% and comparable sales were down 5%. This reflects a reduced store fleet and lower traffic trends partially offset by strong online performance. The brand remains focused on maximizing online demand through relevant marketing, improved execution and customer engagement. In particular, the brand’s Fall marketing campaigns “Stand United” and “Be the Future” generated positive customer response.

•Banana Republic Global: Net sales were down 34%, a slight improvement versus the second quarter. Comparable sales were down 30%. As previously discussed, Banana Republic continues to focus on adjusting to consumer preferences and improving inventory mix by shifting away from the brand’s traditional work wear assortment and into casual fashion during the current stay-at-home environment.

•Athleta: Net sales were up 35%. Comparable sales were the highest in the brand’s history - up 37% - and online contribution remained above 50% in the quarter. Athleta continues to benefit from its participation in the highly relevant values-driven active and lifestyle space, strong returns from increased digital marketing investments, and a focused product strategy, which is driving a healthy regular price business. While performance was strong across the brand, masks continued to attract new customers, providing the opportunity to build a relationship across other product offerings.

Gross margin was 40.6%, a 160 basis point improvement versus last year. This improvement is consistent with the strategic focus outlined in last month’s Power Plan 2023 discussion of opening highly-profitable Old Navy and Athleta stores, while also closing select unprofitable Gap and Banana Republic stores, yielding significant rent and occupancy savings. In addition, a lower level of promotions contributed to higher product margins in the quarter. The benefits of lower rent and occupancy and higher product margin were partially offset by higher shipping expenses associated with the company’s growth in online sales.

Operating expenses were 36.2% of sales, an increase of 270 basis points versus last year, reflecting over 175 basis points in higher marketing investment across all brands and approximately 140 basis points in spending to support health and safety measures in stores. Operating expenses were also impacted by approximately 120 basis points in costs associated with store closures that were mostly offset by rent and occupancy benefits reflected in gross margin. These increases were partially offset by approximately 200 basis points in one-time costs in the year-ago quarter primarily related to the company’s previously planned separation of Old Navy.

Operating income was $175 million or 4.4% of net sales.
1 Source: The NPD Group / Consumer Tracking Service / U.S. Apparel, Dollar Share, Wearer Segment: Boys, Girls, Male Infant Toddler, Female Infant Toddler, 3 Months Ending October 2020

The effective tax rate was 21.5%, primarily reflecting changes in the estimated benefit associated with the enactment of the Coronavirus Aid, Relief, and Economic Security (CARES) Act and the impact of the Company’s geographical mix of pre-tax earnings. The year-to-date effective tax rate was 23.7%.

Diluted earnings per share for the third quarter was $0.25.

Balance Sheet
Gap Inc. ended third quarter fiscal year 2020 with $2.6 billion in cash, cash equivalents, and short-term investments, compared to $1.1 billion at the end of the third quarter in fiscal year 2019, providing ample liquidity to support the company’s long-term growth strategy.

As of the end of its third quarter fiscal year 2020, Gap Inc. inventory was up 1% versus the year-ago quarter. Excluding pack & hold inventory that is being held for introduction into the marketplace in 2021, ending inventory was down about 7%, reflecting the company’s focus on working capital management.

Gap Inc. ended the quarter with 3,785 store locations in 43 countries, of which 3,178 were company-operated. This compares to 3,396 company-operated stores in the third quarter last year. As part of ongoing fleet optimization efforts supporting its long-term strategic priority of a smaller healthier fleet, the company reiterates its intention to close approximately 225 Gap and Banana Republic stores globally, net of openings, in 2020.

Cash Flow
Year-to-date free cash flow, defined as net cash from operating activities less purchases of property and equipment, was $111 million compared with $5 million last year, reflecting strong operating cash flow in the second and third quarters, following the impact of pandemic-related store closures earlier in the year, as well as a lower level of capital expenditures versus the prior year.

Please see the reconciliation of free cash flow, a non-GAAP financial measure, in the tables at the end of this press release.

Strong cash flow in the quarter reflected gross margin improvement, and focused working capital management, particularly as the company focused on aligning inventory relative to customer demand, as well as prudent capital expenditure management.

Year-to-date capital expenditures were $288 million compared to $523 million last year. The company now anticipates capital spending to be approximately $375 million for fiscal year 2020, an increase versus the prior forecast of approximately $300 million, as the company invests in investments to drive online growth, particularly in digital, technology, and capacity.

2020 Financial Outlook
Recognizing the continued high level of uncertainty in the marketplace, the company is not providing a fiscal year earnings outlook. The widely-noted recent rise in COVID-19 cases remains a concern, which may impact store traffic. However, with rapidly growing online sales contribution, at over 40% of company sales in the quarter, and the opportunity for market share gains, supported by the significant investment in marketing, the company remains optimistic for the fourth quarter.

Behind the continued investment in digital capabilities, including the third quarter launch of its loyalty program, the company believes it is well-positioned heading into the holiday shopping season.

General assumptions for the fourth quarter include:

•Net sales being equal to or slightly higher than last year
•Gross margin rate being equal to last year, reflecting continued benefits of store closures largely offset by higher shipping expenses
•Operating expenses being between 33% to 34% of company sales, reflecting the company’s continued investment in brand marketing, behind the opportunity to capture market share, as well as the continued cost of in-store health & safety measures on behalf of our customers and employees.

“We’re really pleased to see key elements of our Power Plan 2023 strategy driving results in the third quarter, reflected in improving sales and gross margin trends, following the COVID-19-related store closures earlier in the year,” said Katrina O’Connell, Chief Financial Officer, Gap Inc. “Importantly, our strong cash flow continues to provide us ample liquidity to invest in marketing support behind our brands, as well as digital capabilities to drive our rapidly growing online business.”

Webcast and Conference Call Information
Steve Austenfeld, Head of Investor Relations at Gap Inc., will host a summary of the company’s third quarter fiscal year 2020 results during a conference call and webcast from approximately 2:00 p.m. to 3:00 p.m. Pacific Time today. Mr. Austenfeld will be joined by Chief Executive Officer Sonia Syngal and Chief Financial Officer Katrina O’Connell.

The conference call can be accessed by calling 1-855-5000-GPS or 1-855-500-0477 (participant passcode: 9501186). International callers may dial 1-323-794-2078. The webcast can be accessed at investors.gapinc.com.

Forward-Looking Statements
This press release and related conference call and webcast contain forward-looking statements within the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. All statements other than those that are purely historical are forward-looking statements. Words such as “expect,” “anticipate,” “believe,” “estimate,” “intend,” “plan,” “project,” and similar expressions also identify forward-looking statements. Forward-looking statements include statements regarding the following: our ability to achieve 50% of sales from online by the end of 2023; our ability to open highly-profitable Old Navy and Athleta stores, close select unprofitable Gap and Banana Republic stores and achieve significant rent and occupancy savings; our ability to achieve our goal of a smaller healthier fleet of Gap and Banana Republic stores; our anticipated capital spending in fiscal year 2020; our expectation that we will gain market share in the fourth quarter of fiscal year 2020; and assumptions regarding our net sales, gross margin and operating expense for the fourth quarter of fiscal year 2020.

Because these forward-looking statements involve risks and uncertainties, there are important factors that could cause the company’s actual results to differ materially from those in the forward-looking statements. These factors include, without limitation, the following risks, any of which could have an adverse effect on the company’s financial condition, results of operations, and reputation: the risk that additional information may arise during the company’s close process or as a result of subsequent events that would require the company to make adjustments to its financial information; the overall global economic environment and risks associated with the COVID-19 pandemic; the risk that we or our franchisees will be unsuccessful in gauging apparel trends and changing consumer preferences; the highly competitive nature of our business in the United States and internationally; the risk that changes in global economic conditions or consumer spending patterns could adversely impact our results of operations; engaging in or seeking to engage in strategic transactions that are subject to various risks and uncertainties; the risk that failure to maintain, enhance and protect our brand image could have an adverse effect on our results of operations; the risk that the failure to manage key executive succession and retention and to continue to attract qualified personnel could have an adverse impact on our results of operations; the risk that our investments in customer, online, and omni-channel shopping initiatives may not deliver the results we anticipate; the risk that if we are unable to manage our inventory effectively, our gross margins will be adversely affected; the risks to our business, including our costs and supply chain, associated with global sourcing and manufacturing; the risk that we are subject to data or other security breaches that may result in increased costs, violations of law, significant legal and financial exposure, and a loss of confidence in our security measures, which could have an adverse effect on our results of operations and our reputation; the risk that a failure of, or updates or changes to, our information technology systems may disrupt our operations; the risks to our efforts to expand internationally, including our ability to operate in regions where we have less experience; the risk that we or our franchisees will be unsuccessful in identifying, negotiating, and securing new store locations and renewing, modifying, or terminating leases for existing store locations effectively; the risks to our reputation or operations associated with importing merchandise from foreign countries, including failure of our vendors to adhere to our Code of Vendor Conduct; the risk that our franchisees’ operation of franchise stores is not directly within our control and could impair the value of our brands; the risk that trade matters could increase the cost or reduce the supply of apparel available to us and adversely affect our business, financial condition, and results of operations; the risk that foreign currency exchange rate fluctuations could adversely impact our financial results; the risk that comparable sales and margins will experience fluctuations; the risk that changes in our credit profile or deterioration in market conditions may limit our access to the capital markets and adversely impact our financial position or our business initiatives; the risk that changes in the regulatory or administrative landscape could adversely affect our financial condition and results of operations; the risk that natural disasters, public health crises (similar to and including the ongoing COVID-19 pandemic), political crises, negative global climate patterns, or other catastrophic events could adversely affect our operations and financial results, or those of our franchisees or vendors; the risk that reductions in income and cash flow from our credit card arrangement related to our private label and co-branded credit cards could adversely affect our operating results and cash flows; the risk that the adoption of new accounting pronouncements will impact future results; the risk that we do not repurchase some or all of the shares we anticipate purchasing pursuant to our repurchase program; and the risk that we will not be successful in defending various proceedings, lawsuits, disputes, and claims.

Additional information regarding factors that could cause results to differ can be found in the company’s Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on June 9, 2020, as well as the company’s subsequent filings with the Securities and Exchange Commission.

These forward-looking statements are based on information as of November 24, 2020. The company assumes no obligation to publicly update or revise its forward-looking statements even if experience or future changes make it clear that any projected results expressed or implied therein will not be realized.

About Gap Inc.
Gap Inc. is a leading global retailer offering clothing, accessories, and personal care products for men, women, and children under the Old Navy, Gap, Banana Republic, Athleta, Intermix, Janie and Jack, and Hill City brands. Fiscal year 2019 net sales were $16.4 billion. Gap Inc. products are available for purchase worldwide through company-operated stores, franchise stores, and e-commerce sites. For more information, please visit www.gapinc.com.

Investor Relations Contact:
Steve Austenfeld
(415) 427-1807
Investor_relations@gap.com

Media Relations Contact:
Megan Foote
(415) 832-1989
Press@gap.com

The Gap, Inc.
CONDENSED CONSOLIDATED BALANCE SHEETS
UNAUDITED

($ in millions)	October 31, 2020	November 2, 2019
ASSETS
Current assets:
Cash and cash equivalents	$2,471	$788
Short-term investments	178	294
Merchandise inventory	2,747	2,720
Other current assets	966	770
Total current assets	6,362	4,572
Property and equipment, net	2,846	3,225
Operating lease assets	4,460	5,796
Other long-term assets	705	525
Total assets	$14,373	$14,118

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$2,284	$1,241
Accrued expenses and other current liabilities	1,283	974
Current portion of operating lease liabilities	823	934
Income taxes payable	41	43
Total current liabilities	4,431	3,192
Long-term liabilities:
Long-term debt	2,214	1,249
Long-term operating lease liabilities	4,899	5,650
Lease incentives and other long-term liabilities	458	393
Total long-term liabilities	7,571	7,292
Total stockholders' equity	2,371	3,634
Total liabilities and stockholders' equity	$14,373	$14,118

The Gap, Inc.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
UNAUDITED

	13 Weeks Ended		39 Weeks Ended
($ and shares in millions except per share amounts)	October 31, 2020	November 2, 2019	October 31, 2020	November 2, 2019
Net sales	$3,994	$3,998	$9,376	$11,709
Cost of goods sold and occupancy expenses	2,374	2,439	6,339	7,250
Gross profit	1,620	1,559	3,037	4,459
Operating expenses	1,445	1,338	4,033	3,640
Operating income (loss)	175	221	(996)	819
Loss on extinguishment of debt	—	—	58	—
Interest, net	54	12	125	37
Income (loss) before income taxes	121	209	(1,179)	782
Income taxes	26	69	(280)	247
Net income (loss)	$95	$140	$(899)	$535
Weighted-average number of shares - basic	374	375	373	377
Weighted-average number of shares - diluted	380	376	373	379
Earnings (loss) per share - basic	$0.25	$0.37	$(2.41)	$1.42
Earnings (loss) per share - diluted	$0.25	$0.37	$(2.41)	$1.41

The Gap, Inc.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
UNAUDITED

	39 Weeks Ended
($ in millions)	October 31, 2020 (a)	November 2, 2019 (a)
Cash flows from operating activities:
Net income (loss)	$(899)	$535
Depreciation and amortization	381	417
Impairment of operating lease assets	361	1
Impairment of store assets	127	9
Loss on extinguishment of debt	58	—
Gain on sale of building	—	(191)
Change in merchandise inventory	(590)	(559)
Change in accounts payable	1,120	129
Other, net	(159)	187
Net cash provided by operating activities	399	528
Cash flows from investing activities:
Purchases of property and equipment	(288)	(523)
Purchase of building	—	(343)
Proceeds from sale of building	—	220
Purchases of short-term investments	(237)	(235)
Proceeds from sales and maturities of short-term investments	348	231
Purchase of Janie and Jack	—	(69)
Other	2	—
Net cash used for investing activities	(175)	(719)
Cash flows from financing activities:
Proceeds from revolving credit facility	500	—
Payments for revolving credit facility	(500)	—
Proceeds from issuance of long-term debt	2,250	—
Payments to extinguish debt	(1,307)	—
Payments for debt issuance costs	(61)	—
Proceeds from issuances under share-based compensation plans	16	22
Withholding tax payments related to vesting of stock units	(8)	(21)
Repurchases of common stock	—	(150)
Cash dividends paid	—	(274)
Net cash provided by (used for) financing activities	890	(423)
Effect of foreign exchange rate fluctuations on cash, cash equivalents, and restricted cash	4	—
Net increase (decrease) in cash, cash equivalents, and restricted cash	1,118	(614)
Cash, cash equivalents, and restricted cash at beginning of period	1,381	1,420
Cash, cash equivalents, and restricted cash at end of period	$2,499	$806
__________
(a)For the thirty-nine weeks ended October 31, 2020 and November 2, 2019, total cash, cash equivalents, and restricted cash includes $28 million and $18 million, respectively, of restricted cash recorded in other current assets and other long-term assets on the Condensed Consolidated Balance Sheets.

The Gap, Inc.
NON-GAAP FINANCIAL MEASURES
UNAUDITED

FREE CASH FLOW

Free cash flow is a non-GAAP financial measure. We believe free cash flow is an important metric because it represents a measure of how much cash a company has available for discretionary and non-discretionary items after the deduction of capital expenditures as we require regular capital expenditures to build and maintain stores and purchase new equipment to improve our business and infrastructure. We use this metric internally, as we believe our sustained ability to generate free cash flow is an important driver of value creation. However, this non-GAAP financial measure is not intended to supersede or replace our GAAP results.

	39 Weeks Ended
($ in millions)	October 31, 2020	November 2, 2020
Net cash provided by operating activities	$399	$528
Less: Purchases of property and equipment (a)	(288)	(523)
Free cash flow	$111	$5
__________
(a)Excludes purchase of building in the first quarter of fiscal 2019.

The Gap, Inc.
NET SALES RESULTS
UNAUDITED

The following table details the Company’s third quarter net sales (unaudited):

($ in millions)	Old Navy Global	Gap Global	Banana Republic Global	Other (3)	Total
13 Weeks Ended October 31, 2020
U.S. (1)	$2,034	$611	$323	$370	$3,338
Canada	193	86	39	3	321
Europe	—	115	3	—	118
Asia	1	169	18	—	188
Other regions	14	12	3	—	29
Total	$2,242	$993	$386	$373	$3,994
($ in millions)	Old Navy Global	Gap Global	Banana Republic Global (2)	Other (4)	Total
13 Weeks Ended November 2, 2019
U.S. (1)	$1,769	$689	$532	$274	$3,264
Canada	151	97	55	1	304
Europe	—	128	3	—	131
Asia	9	220	21	—	250
Other regions	18	24	7	—	49
Total	$1,947	$1,158	$618	$275	$3,998
__________
(1)U.S. includes the United States, Puerto Rico, and Guam.
(2)Banana Republic Global fiscal year 2019 net sales include the Janie and Jack brand.
(3)Primarily consists of net sales for the Athleta, Intermix and Hill City brands. Beginning in fiscal year 2020, Janie and Jack net sales are also included. Net sales for Athleta for the thirteen weeks ended October 31, 2020 were $292 million.
(4)Primarily consists of net sales for the Athleta, Intermix, and Hill City brands as well as a portion of income related to our credit card agreement. Net sales for Athleta for the thirteen weeks ended November 2, 2019 were $216 million.

The Gap, Inc.
REAL ESTATE

Store count, openings, closings, and square footage for our stores are as follows:

	February 1, 2020	39 Weeks Ended October 31, 2020		October 31, 2020
	Store Locations	Store Locations Opened	Store Locations Closed (1)	Store Locations	Square Feet (millions)

Old Navy North America	1,207	30	12	1,225	19.7
Old Navy Asia	17	—	17	—	—
Gap North America	675	1	92	584	6.2
Gap Asia	358	11	19	350	3.1
Gap Europe	137	4	19	122	1.0
Banana Republic North America	541	3	55	489	4.1
Banana Republic Asia	48	5	5	48	0.2
Athleta North America	190	10	2	198	0.8
Intermix North America	33	—	1	32	0.1
Janie and Jack North America	139	—	9	130	0.3
Company-operated stores total	3,345	64	231	3,178	35.5
Franchise	574	50	17	607	N/A
Total	3,919	114	248	3,785	35.5
__________
(1)Represents stores permanently closed, not stores temporarily closed as a result of COVID-19.